Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors) (480) 606-3337 Jeff Stanlis, Hayden Communications (media) (602) 476-1821

For immediate release

RURAL/METRO LOWERS CREDIT FACILITY BALANCE BY $5 MILLION
Reaffirms Company’s Commitment to Reduce Debt Levels and Lower Leverage
Company Also Receives Expected Notice From Noteholders’ Trustee

SCOTTSDALE, Ariz. (Sept. 28, 2007) – Rural/Metro Corporation (Nasdaq: RURL), a leading national provider of ambulance and private fire protection services, announced today that it has made a $5.0 million unscheduled principal payment to further reduce debt under its Term Loan B credit facility.

As part of its ongoing commitment to improve leverage, reduce interest expense and effectively manage its capital, the Company has made a total of $52 million in unscheduled principal payments, representing total annual interest savings of approximately $386,000 at today’s rates, since the credit facility was issued in March 2005. Following today’s payment, the outstanding principal balance of the credit facility is $83.0 million.

Jack Brucker, President and Chief Executive Officer, said, “We remain highly committed to our strategy to reduce the Company’s debt levels and are pleased to continue to generate consistent cash flows to support this objective.”

The Company also announced that, as expected, it has received a notice of default from Wells Fargo Bank, N.A. (the “Trustee”) with respect to the company’s 9.875% Senior Subordinated Notes due 2015 and its 12.75% Senior Discount Notes due 2016 (“Indentures”) that it has not yet met the timely filing requirement within the Indentures for its Annual Report on Form 10-K for the fiscal year ended June 30, 2007 (“Annual Report”).

Under the Indentures, the Company has a 60-day cure period, or until November 23, 2007, to regain compliance by filing the Annual Report.

The Company announced on September 14, 2007 that it required additional time to file its Annual Report so that it may complete the restatement of consolidated financial statements for each of the fiscal years ended June 30, 2005 and 2006; selected consolidated financial data for each of the fiscal years ended June 30, 2003 through 2006; and interim consolidated financial information for each of the first three quarters and the related interim periods in the fiscal years ended June 30, 2006 and 2007.

The Company currently expects to file the restated historical financial statements and current Annual Report within the 60-day cure period provided under the Indentures.

Approximately $193.6 million aggregate principal amount of the notes is outstanding under the Indentures, and all required interest and principal payments have been made on a timely basis.

A failure by the Company to observe any covenant under the Indentures also constitutes an event of default under the Company’s credit facility and could lead to an acceleration of unpaid principal and accrued interest. Approximately $83.0 million remains outstanding under the credit facility, and all required interest and principal payments have been made on a timely basis.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, private fire protection, and other safety services in 23 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about the accounting adjustments, its financial condition, performance and other matters that constitute “forward-looking” statements; as such term is defined by the federal securities laws. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “continue,” “predict,” “preliminary” and similar words used herein. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to: (1) the results and effect of the Company’s review of its accounting practices; (2) the effects of any potential SEC or NASDAQ inquiry with respect to the potential adjustments or the Company’s accounting practices; (3) expectations as to the timing of the Company’s review, restatement and filing of its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting, the review and filing of the Company’s Form 10-K for the fiscal year ended June 30, 2007, and the issuance of interim financial results for the Company; (4) should NASDAQ seek to delist the Company’s common stock following an untimely SEC filing, the possibility that the NASDAQ Listing Qualifications Panel may not grant the Company’s request for an extension to regain compliance with NASDAQ listing qualifications or the Company’s failure to regain compliance within any extension period, in which case the Company’s common stock would be delisted from the Nasdaq National Market; (5) the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; (6) the possibility that any default under the Company’s financing arrangements could cause acceleration of repayment of the entire principal amounts and accrued interest on such arrangements; and (7) the additional risks and uncertainties and important factors detailed from time to time in the Company’s press releases and in the Company’s periodic filings under the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those express or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

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